Press Release                                          FOR IMMEDIATE
                                                       RELEASE
Contact:    John H. Mackey, CEO
Telephone:  (972) 563-2657


                   HERITAGE BANCSHARES, INC., ANNOUNCES
                  RESIGNATION OF CHIEF FINANCIAL OFFICER


     Terrell, Texas - (June 25, 2002) Heritage Bancshares, Inc.,(the "Company") (OTCBB: HRGB), the parent company of Heritage Bank, SSB, Terrell, Texas (the "Bank"), today announced "with regret" the resignation of Christi Thompson as Director, Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company and as Director, Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Bank. The resignations will be effective on June 30, 2002.

     In announcing the resignations, Company Chief Executive Officer John H. Mackey said: "Christi Thompson was of great help to me personally and to our organization during our transition from a mutual owned thrift institution to a publicly held savings and loan holding company. She brought special expertise and insight into the organizational and financial issues that this transition presented for which the Company and the Bank are grateful. It is with regret that our board accepted her resignations. She has graciously agreed to continue to make her services available to our company in the future as the principal consultant for T-L Consulting, Dallas, Texas, a financial services consulting firm. Mr. Mackey stated that: Christi Thompson came to the Bank as a consultant, agreed to become an officer and director of the Bank, and is now returning to T-L Consulting."

     This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statement. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

KEYWORD:  TEXAS
INDUSTRY KEYWORD:  BANKING
SOURCE:  Heritage Bank, SSB
URL:  <http://www.bankheritage.com/>